Exhibit 10.2

May 4, 2015

Dear Eric,

The purpose of this letter (this “Letter Agreement”) is to memorialize our mutual understanding related to your service as the Chief Executive Officer of Groupon, Inc. (“Groupon” or the “Company”).

You will continue to receive the following benefits during your tenure as Chief Executive Officer and/or if you become Chairman of the Board of Directors of Groupon:

•	Groupon will pay for your administrative assistant or provide you with an annual budget, in an amount to be agreed upon, to pay for the same.

•
In accordance with Groupon’s policy regarding the use of private aircraft for business travel by executives, the Company will continue to pay or reimburse you (including through any applicable aircraft charter or management company) for the cost of chartering the aircraft leased by you or your affiliated entity for business use by Groupon’s executives or directors.

You also will receive (i) a base salary of $1.00 per year, (ii) a restricted stock unit award in May 2015 with a grant date fair value of $7.0 million, (iii) a personal security detail or an annual budget, in an amount to be agreed upon but not to exceed $75,000, to pay for the same during your tenure as Chief Executive Officer and/or Chairman of the Board of Directors of the Company, and (iv) participation in Groupon’s benefit programs and any other compensation mutually agreed to by the parties hereto related to your service. The terms of the restricted stock unit award are set forth in a restricted stock unit award agreement between you and the Company. For avoidance of doubt, references herein to service as Chairman shall include service as Executive Chairman.

If this Letter Agreement accurately reflects your understanding as to Groupon’s obligations with respect to the elements described herein for your employment as Chief Executive Officer and/or service as Chairman the Board of Directors, please sign and date one copy of this Letter Agreement in the space provided below and return the same to me for Groupon’s records.

Sincerely,

/s/ Peter Barris
Peter Barris
Chairman of the Compensation Committee of the
Board of Directors
Groupon, Inc.

The above terms accurately reflect my understanding as to Groupon’s obligations with respect to the elements described herein for my employment and/or service as Chairman of the Board of Directors.

Accepted by:

_/s/ Eric Lefkofsky___________________________________
Eric Lefkofsky

Agreed and accepted this 4th day of May, 2015